ANNEX A
                         ARTICLES OF INCORPORATION

                                     OF

                    SECURED DIVERSIFIED INVESTMENT, LTD


     THE UNDERSIGNED, having associated ourselves together for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of

Nevada, do make, record and file these Articles of Incorporation, in writing, and we do hereby certify:

                                 ARTICLE I

                                    NAME

     The name of this Corporation shall be:  Secured Diversified

Investment, Ltd.

                                 ARTICLE II

                                  PURPOSE

     The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all other lawful activity, as provided by the laws of the State of

Nevada.

                                ARTICLE III

                               CAPITAL STOCK

     The Corporation is authorized to issue two classes of shares to be designated as "Common Stock"and "Preferred Stock."  The Capital Stock may

be increased or decreased from time to time in accordance with the provisions of the laws of the State of Nevada.




     A. COMMON STOCK

     The total number of shares of Common Stock the Corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares $.001 par value per share.

     1.   Terms of Common Stock

          1.   Voting Rights.  Except as otherwise expressly provided by
               --------------
law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

          2.   Liquidation Rights.  Subject to any prior or superior rights
               -------------------
of liquidation as  may be conferred upon any shares of Common Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation,

dissolution or winding up of the affairs of the Corporation, the holders of stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution.  Such assets and funds shall be divided among and paid to the holders of Common

Stock, on a pro-rata basis, according to the number of shares of Common

Stock held by them.

          3.   Dividends.  Dividends may be paid on the outstanding shares
               ----------
of Common Stock as and when declared by the Board of Directors, out of funds legally available therefor.

          4.   Residual Rights.  All rights accruing to the outstanding
               ----------------
shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.

     B. PREFERRED STOCK

     The total number of shares of Preferred Stock the Corporation is authorized to issue is FIFTY MILLION (50,000,000) shares of authorized


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Preferred Stock, par value $.01, which may be issued in one or more additional series and the designations, powers, conversion privileges,

preferences, and other special rights, and the qualifications, limitations and restrictions of the Preferred Shares or any series of such shares shall be established by the Board of Directors.

                                 ARTICLE IV

                              GOVERNING BOARD

     The members of the Governing Board of the Corporation are styled

Directors.  The initial board of directors shall consist of three members.

The names and post office addresses of the First Board of Directors are as follows:

     FIRST BOARD OF DIRECTORS

     Name                          Address
     ----                          -------
     Ronald Robinson               1725 E. Warm Springs Road, Suite 10
                                   Las Vegas, Nevada 89119

     S. Vernon Rodriguez           1725 E. Warm Springs Road, Suite 10
                                   Las Vegas, Nevada 89119

     Bruce Holman                  1725 E. Warm Springs Road, Suite 10
                                   Las Vegas, Nevada 89119


                                 ARTICLE V
     INCORPORATOR

     The name and address of the incorporator signing these Articles of

Incorporation, who is above the age of eighteen (18) years, is as follows:

     Name                          Address
     ----                          -------

     Ronald Robinson               1725 E. Warm Springs Road, Suite 10
                                   Las Vegas, Nevada 89119


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                                 ARTICLE VI

     RESIDENT AGENT

     The name and address of the Resident Agent is as follows:

     Name                          Address
     ----                          -------
     Ronald Robinson               1725 E. Warm Springs Road, Suite 10
                                   Las Vegas, Nevada 89119

     and Ronald Robinson, does hereby certify that on the ___ day of May, 2002, he accepted the appointment as Resident Agent of the Corporation in accordance with Section 78.090, N.R.S.



___________________________________________
     Ronald Robinson

                                ARTICLE VII

                              INDEMNIFICATION

     No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct,

fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.



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                                ARTICLE VIII

                            CONTROLLING INTEREST

     The provisions of NRS 78.378 to 78.3793, inclusive shall not be applicable to any acquisition of a controlling interest in the Corporation.


     IN WITNESS WHEREOF, I have hereunto subscribed my name this ____ day of

May, 2002.

                                   ___________________________________
                                   Ronald Robinson


State of Nevada           )
     :ss.
County of _______________ )

     On the ____ day of May, 2002, personally appeared before me, a notary public (or judge or other authorized person, as the case may be), duly commissioned and sworn, Ronald Robinson, personally known or proven to me on the basis of satisfactory evidence to be the person whose name is subscribed to the foregoing instrument and who acknowledged that she executed the instrument.


     IN WITNESS WHEREOF,  I have executed this notary and affixed my official seal.

     NOTARY SEAL
___________________________________
NOTARY PUBLIC

My Commission Expires:_______________






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